Exhibit (b)(13)

EXECUTION COPY

Dated 25 October 2016

ABSTRACT ACKNOWLEDGEMENT OF DEBT (PARALLEL DEBT)

(Abstraktes Schuldversprechen)

between

GRAND CHIP INVESTMENT GMBH

as Debtor

and

XIN RONG LEASING LIMITED

as Security Agent

THIS ABSTRACT ACKNOWLEDGEMENT OF DEBT (the Agreement or the Abstract Acknowledgement of Debt) is dated 25 October 2016 and entered into between:

(1)                                GRAND CHIP INVESTMENT GMBH, a limited liability company formed under the laws of Germany, with its registered seat in Frankfurt am Main, Germany and its registered office at c/o Paul Hastings (Europe) LLP, Siesmayerstraße 21, 60323 Frankfurt am Main, Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Frankfurt am Main under number HRB 104996 as debtor

(the Debtor);

and

(2)                                 XIN RONG LEASING LIMITED, a private company limited by shares formed under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China, registered with the companies registry under registration number 2354531, with registered office at 2/F, HongKong Offshore Centre, No.28 Austin Avenue, Tsim Sha Tsui, Kowloon, Hong Kong, as security agent

(the Security Agent).

WHEREAS:

(A)                              Pursuant to the terms of the Facility Agreement (as defined below), the Lenders agreed to provide to the Debtor a term loan facility in an amount of up to EUR 500,000,000 to finance the acquisition of all or a certain number of shares in AIXTRON SE.

(B)                              The Debtor and other entities intend to create certain security interests, including German law-governed pledges over certain bank accounts, shares in the Target and shares in the Debtor in favour of the relevant pledgees to secure their respective claims against any Obligor under the Finance Documents.

(C)                              It is a condition of the Facility Agreement that the Debtor enters into this Agreement.

IT IS AGREED as follows:

1.                                     DEFINITIONS AND INTERPRETATION

1.1                              Definitions

a)	Unless otherwise defined herein, capitalised terms used in this Agreement and in the preamble hereto shall have the same meaning as set out in the Facility Agreement.

In this Agreement:

Corresponding Debt means all present and future claims (Ansprüche) (whether actual or contingent and whether owned or owed jointly or severally and in any other capacity whatsoever) of the Finance Parties (other than the Security Agent) against any Obligor under or in respect of the Finance Documents, each as amended, restated, extended, varied, supplemented or novated from time to time (including, without limitation, pursuant to any extension of the term or increase in the amounts owed under the Facility Agreement), and including, for the avoidance of doubt, claims for damages (Schadensersatz) and claims based on unjustified enrichment (ungerechtfertigte Bereicherung) and tort (unerlaubte Handlung) as well as any claims arising from the insolvency administrator’s choice to fulfill mutual agreements according to section 103 Insolvency Code (Insolvenzverordnung), in each case together with all costs, charges and expenses incurred by the Finance Parties (other than the Security Agent) in connection with the protection, preservation or enforcement of any or all of their rights and claims under the Finance Documents. The term “Corresponding Debt” also covers any future extension, prolongation or increase of any claims and rights of the Finance Parties (other than the Security Agent) under the Finance Documents.

Facility Agreement means the facility agreement relating to a Euro 500,000,000 term loan facility between, among other parties, the Debtor as borrower, Xin Rong Leasing Limited as lender, Xin Rong Leasing Limited as facility agent and the Security Agent as security agent dated 25 October 2016 for the purpose of financing the acquisition of the shares in AIXTRON SE.

Obligor means the Borrower and any Security Provider.

Parallel Debt means any amount which the Debtor owes the Security Agent under Clause 2 (Abstract acknowledgement of debt).

Security Provider means each person who is a party to a Security Document other than a Finance Party and the Borrower.

Security Document shall have the same meaning as in the Facility Agreement.

1.2                              Interpretation of terms

a)                                   This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

b)                                   Any reference in this Agreement to:

(i)                                       an “amendment” includes a supplement, novation, restatement or re-enactment and “amend” and “amended” (or any of their derivative forms) will be construed accordingly;

(ii)                                    a “Clause”, a “Subclause” or a “Schedule” is a reference to a Clause or Subclause of, or a Schedule to, this Agreement;

(iii)           the expressions hereof, herein, hereunder and similar expressions shall be construed as references to this Agreement as a whole and shall not be limited to the particular clause or provision in which the relevant expression appears, and references to this Agreement and all like indications shall include references to this Agreement as supplemented by any other agreement or instrument which amends this Agreement;

(iv)                                “include” or “including” shall be construed without limitation;

(v)                                   a “person” includes any individual, firm, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity (whether or not having separate legal personality) or two or more of the foregoing;

(vi)                                “promptly” or “without undue delay” shall have the same meaning as the German term unverzüglich;

(vii)                             a “party” or “Party” is a reference to that party together with such party’s permitted successors and assigns;

(viii)         Where the context so admits, the singular includes the plural and vice versa;

(ix)                                Section clauses and Schedule headings are for ease of reference only;

(x)                                   Any reference in this Agreement to a defined document is a reference to that defined document as amended or supplemented from time to time.

1.3                              Finance Document

This Agreement is a Finance Document.

2.                                     ABSTRACT ACKNOWLEDGEMENT OF DEBT

2.1                              The Debtor irrevocably and unconditionally undertakes to pay to the Security Agent (or its respective successors in that capacity) by way of abstract acknowledgement of debt (abstraktes Schuldanerkenntnis) its Parallel Debt which shall be amounts equal to, and in the currency or currencies of, its Corresponding Debt.

2.2                              The Parallel Debt of the Debtor:

a)	shall become due and payable at the same time as its Corresponding Debt;

b)	is independent and separate from, and without prejudice to, its Corresponding Debt.

2.3                              For purposes of this Clause 2 (Abstract acknowledgement of debt), the Security Agent:

a)	is the independent and separate creditor of each Parallel Debt;

b)	acts in its own name and not as agent, representative or trustee of the Finance Parties and its claims in respect of each Parallel Debt shall not be held on trust; and

c)

shall have the independent and separate right to demand payment of each Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

2.4                              The Parallel Debt of the Debtor shall be:

a)	decreased to the extent that its Corresponding Debt has been irrevocably and unconditionally paid or discharged; and

b)	increased to the extent that its Corresponding Debt has increased,

and the Corresponding Debt of the Debtor shall be:

a)	decreased to the extent that its Parallel Debt has been irrevocably and unconditionally paid or discharged; and

b)	increased to the extent that its Parallel Debt has increased,

in each case provided that the Parallel Debt of the Debtor shall never exceed its Corresponding Debt.

3.                                     REPRESENTATIONS AND WARRANTIES

The Debtor represents and warrants to the Security Agent by way of an independent guarantee (selbständiges Garantieversprechen) that:

a)

the Debtor has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of this Agreement and the transactions contemplated by this Agreement;

b)	this Agreement constitutes the legally binding, valid and enforceable obligations of the Debtor and is in the proper form for enforcement in the Federal Republic of Germany;

c)	the entry into and performance by the Debtor of, and the transactions contemplated by, this Agreement do not and will not conflict with:

	(i)	any law or regulation applicable to the Debtor;

	(ii)	the Debtor’s constitutional documents; or

	(iii)	any document binding upon the Debtor or any of its assets; and

d)

all authorisations required by the Debtor in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, this Agreement have been obtained or effected (as appropriate) and are in full force and effect.

4.                                     PARTIAL INVALIDITY; WAIVER

4.1                              Invalidity

If any of the provisions of this Agreement is or becomes invalid, unenforceable or impractical in whole or in part, the validity and enforceability of the other provisions hereof shall not be affected. In that case the invalid, unenforceable or impractical provision is deemed to be replaced by such valid and enforceable provision or arrangement that corresponds as closely as possible to the invalid, unenforceable or impractical provision and to the economic aims pursued by the Parties and reflected in this Agreement. The same applies in the event that this Agreement does not contain a provision that it needs to contain in order to achieve the economic purpose as expressed herein (Regelungslücke).

4.2                              Waiver

No failure to exercise, nor any delay in exercising, on the part of the Security Agent, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

5.                                     AMENDMENTS

Any changes, amendments and waivers of any provision of this Agreement, including this Clause 5 must be made in writing (Schriftform), unless a stricter form requirement applies.

6.                                     COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which when so executed shall constitute one and the same Agreement.

7.                                     CONCLUSION OF THIS AGREEMENT

7.1                              The Parties may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by means of telecommunication (telekommunikative Übermittlung) by way of fax or attached as an electronic photocopy (pdf., tif., etc.) to electronic mail.

7.2                              If the Parties choose to conclude this Agreement in accordance with Clause 7.1 above, they will transmit the signed signature page(s) of this Agreement to Reed Smith LLP, Munich office, Banking & Finance Department, telefax number +49 (0)89 20304 199, email PBergmann@reedsmith.com (for the purposes of this Clause 7 the Recipient). The Recipient, acting as an authorised receiving agent (Empfangsbote), will forward the signature pages to all Parties by one of the means of communication referred to in Clause 7.1 above. The Agreement shall be concluded as soon as all Parties have received signature pages of all other Parties (Zugang). Promptly (unverzüglich) after receipt of all signature pages by the Parties, they shall confirm such receipt.

7.3                              For the purposes of this Clause 7 only, the Parties authorise the Recipient to receive on their behalf the signature page(s) from all other Parties as an authorised receiving agent

(Empfangsbote) and expressly allow (gestatten) the Recipient to collect the signed signature page(s) from all and for all Parties. For the avoidance of doubt, the Recipient shall have no further duties connected with its position as Recipient. In particular, the Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

8.                                     APPLICABLE LAW; JURISDICTION

8.1                              Governing Law

This Acknowledgement of Debt and any non-contractual obligations arising out or in connection with it shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

8.2                              Jurisdiction

a)                                    German Courts

Without prejudice to Clause 8.2c), the courts of Frankfurt am Main, Germany, have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) (a Dispute).

b)                                    Convenient Forum

The parties agree that the court of Frankfurt am Main, Germany, is the most appropriate and convenient court to settle disputes between them and, accordingly, that they will not argue to the contrary.

c)                                     Non-Exclusive Jurisdiction

This Clause is for the benefit of the Security Agent only. As a result the Security Agent shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Security Agent may take concurrent proceedings in any number of jurisdictions.

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SIGNATURES

The Debtor:

GRAND CHIP INVESTMENT GMBH

By:	/s/ Liu Zhendong
Name: Liu Zhendong
Title: Director

By:
Name:
Title:

The Security Agent:

XIN RONG LEASING LIMITED

By:	/s/ Du Yang
Name: Du Yang
Title: Director

By:
Name:
Title: